GOLDEN PHOENIX'S ASHDOWN PROJECT COMPLETES FIRST SALE OF MOLYBDENUM CONCENTRATES IN 2006; UPDATES OPERATIONS

-- WORLD'S NEWEST MOLY MINE TO RAMP UP PRODUCTION --

SPARKS, NV, Jan 4, 2006 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM - News) is pleased to announce sale of the first consignment of molybdenite concentrates produced at the Ashdown mine and mill, located in Humboldt County, Nevada.

A sale of more than 14,000 pounds of concentrates, containing over 8,000 pounds of elemental molybdenum, has been made to Derek Raphael and Company, London, England, for approximately $175,000 and has been posted in the Company’s 2006 financial results. In accordance with the purchase agreement, 90% of the funds were paid to the Ashdown Project LLC via wire transfer on December 29, 2006, with the balance to be paid when all final weights, assays and prices are known.

The sale confirms Ashdown as the world’s newest molybdenum mine to reach production stage, and launches the next phase of development during which output from the mine and throughput at the mill can be scaled up. As part of that effort, underground crews are driving drift on a second series of raises, stopes and working faces to increase the current 30-ton per day average mine output to an optimal rate of 100 tons per day. As mine output rises over the coming months, mill efficiency is expected to be enhanced to keep pace with the mine. Periodic sales of concentrate are projected to occur during the ramp-up period, with income flowing to the LLC. The mill was closed for the Holidays and has resumed production following installation of an upgraded hydro cyclone unit and gear drive for the belt feeder.

“It is gratifying to achieve this long-awaited goal,” said David Caldwell, President of Golden Phoenix. “This opening sale will prime our cash flow pump, with the aim of larger sales to quickly follow. The year 2006 saw us restore our Company, build and permit a mine and mill, and complete our first moly sale. Our Company goals for 2007 are to ramp-up production, build molybdenum reserves through exploration at both Ashdown and North Champion mines, and step up development of our precious metals holdings.”

Ashdown Project LLC is a Nevada company owned jointly by Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. of Toronto, Canada through its US subsidiary, Win-Eldrich Gold, Inc.

Golden Phoenix also announced the existence of a disagreement between the owners of the Ashdown Project LLC. Pursuant to the terms of a Letter Agreement dated September 28, 2006 entered into as part of the organization of the Ashdown Project LLC, on November 1, 2006, Golden Phoenix contends that Win-Eldrich Gold, Inc. was required to pay the Company the aggregate amount of $309,391 related to the joint venture. On December 4, 2006, Golden Phoenix informed Win-Eldrich Gold, Inc. that it was in default under the Letter Agreement, that the 30-day cure period had expired and that the matter had been referred to its Board of Directors for further consideration. On December 20, 2006, Golden Phoenix notified Win-Eldrich Gold, Inc. of its intention to invoke the remedy of dilution under subsection 7.5.2(a) of the Ashdown Project LLC Operating Agreement thereby decreasing Win-Eldrich Gold, Inc.’s Ownership Interest from 40% to 30.5% and increasing Golden Phoenix’s Ownership Interest from 60% to 69.5%.

Win-Eldrich Gold, Inc. contends that it is not in default under the Letter Agreement and Golden Phoenix anticipates that this matter will be resolved either by amicable negotiations or under the dispute resolution provisions of the Operating Agreement providing for mediation and binding arbitration. Golden Phoenix is confident that its interpretation of the Letter Agreement and the remedial provisions of the Operating Agreement is correct, however, until the disagreement is resolved pursuant to the resolution provisions, or by the ongoing settlement discussions between the parties, it is uncertain whether Golden Phoenix’s Ownership Interest in the Ashdown Project will increase to 69.5% or remain at 60%. Golden Phoenix is confident that this issue will not have a material adverse effect on the Ashdown Project’s operations or on Golden Phoenix’s financial condition or results of operations.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is manager/operator and majority owner and partner of the Ashdown Project LLC gold and molybdenum property in Humboldt County, Nevada.

Visit the Golden Phoenix Web site at http://www.Golden-Phoenix.com/

Forward-Looking Statements. Certain statements included herein may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company's Form 10-KSB, Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of this date and the Company assumes no obligation to update such forward- looking statements as a result of a number of factors.

CONTACT:
Golden Phoenix Minerals, Inc.
Robert Martin
Executive Vice President for Strategic Development
775/853-4919

E & E Communications
Paul Knopick
949/707-5365
pknopick@eandecommunications.com

Source: Golden Phoenix Minerals, Inc.